[CWAM LETTERHEAD]

                                   May 1, 2006

Wanger Advisors Trust
227 W. Monroe Street
Suite 3300
Chicago, Illinois 60606

Ladies and Gentlemen:

         Columbia Wanger Asset Management, L.P. ("CWAM") hereby contractually undertakes as of the date hereof as follows with respect to each of the series of Wanger Advisors Trust (each such series a "Fund"):

         The total expenses of Wanger Select and Wanger International Select through April 30, 2007, exclusive of taxes, of interest and of extraordinary litigation expenses, but including fees paid to CWAM, as a percentage of the Fund's net assets, shall not exceed 1.35% or 1.45% per annum, respectively, and CWAM agrees to reimburse each Fund for any sums expended for such expenses in excess of that amount. For purposes of calculating the expenses subject to this limitation, (i) brokers' commissions and other charges relating to the purchase and sale of portfolio securities and (ii) the excess custodian costs attributable to investments in foreign securities compared to the custodian costs which would have been incurred had the investments been in domestic securities, shall not be regarded as expenses. Reimbursement, if any, shall be made by reduction of the fees otherwise payable to CWAM under the Amended and Restated Investment Advisory Agreement dated September 28, 2005 between Wanger Advisors Trust and CWAM (the "Agreement"), no less frequently than quarterly. Notwithstanding the foregoing, the limitations on total expenses set forth herein shall not apply to any class of shares of a Fund established after the effective date hereof.

         Effective May 1, 2006, this contractual undertaking supercedes the provisions contained in Section 8 of the Agreement. This undertaking shall be binding upon any successors and assigns of CWAM.

                                          Very truly yours,

                                          COLUMBIA WANGER ASSET MANAGEMENT, L.P.


                                          By: /s/ Bruce H. Lauer
                                              ----------------------------------
                                          Bruce H. Lauer
                                          Chief Operating Officer

Agreed and accepted by
WANGER ADVISORS TRUST


By: /s/ Bruce H. Lauer
    -----------------------------------
Bruce H. Lauer
Vice President, Secretary and Treasurer